Exhibit (d)(t)(5)

PACIFIC SELECT FUND

AMENDMENT NO. 5 TO THE PORTFOLIO MANAGEMENT AGREEMENT

This AMENDMENT made effective the 1st day of May 2014, to the Portfolio Management Agreement (the “Agreement) made the 1st day of May 2003, by and among NFJ Investment Group LLC, a Delaware Limited Liability Company, formerly known as NFJ Investment Group L.P. (“Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Fund”). The Agreement is hereby amended as set forth below and in prior amendments (together, the “Amendment”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Portfolio Manager and Fund are parties to the Agreement;

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the Fund, the Investment Adviser, and the Portfolio Manager agree that the Agreement is hereby amended as follows:

1. In Section 1, titled Appointment, the first sentence is replaced with the following:

The Fund and the Investment Adviser hereby appoint Portfolio Manager to act as subadviser to provide investment advisory services to the fund(s) of the Fund or a designated portion of a fund (“Segment”) listed on Exhibit A attached hereto (individually, a “Portfolio” and together, the “Portfolios”) for the periods and on the terms set forth in this Agreement.

2. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

3. The following is added to the end of subsection 2(e):

Accordingly, if Portfolio Manager transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Portfolio Manager shall be responsible for any resulting loss incurred by the Portfolio.

4. Subsection 2(f) is replaced with the following:

(f) will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation policy and procedures (including its appendices)

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and/or the Registration Statement (both which may be updated from time to time), the value of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Portfolio Manager or identifies for review by the Portfolio Manager. Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Fund:

i.

promptly notifying the Investment Adviser in the event the Portfolio Manager determines that the value of any holding of the Portfolio does not appear to reflect corporate actions, news, or other significant events known to the Portfolio Manager; where the Portfolio Manager knows that a market quotation is not readily available or is deemed to be unreliable; or otherwise where the Portfolio Manager knows that such holding requires a review to determine if a fair valuation is necessary pursuant to the Fund’s valuation policy and procedures or under those policies and procedures of the Portfolio Manager used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time if practicable;

ii.

verifying pricing and providing recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Fund’s valuation policy and procedures and the procedures of the Portfolio Manager used to determine the value of portfolio holdings, on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time if practicable;

iii.

designating and providing timely same-day access as reasonably practicable on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Portfolio Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, for which employees the Portfolio Manager shall take reasonable steps to ensure that they shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv.	upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Fund; and

v.

maintaining records and written backup information with respect to the valuation services provided hereunder that the Portfolio Manager in its reasonable discretion deems sufficient, and providing such information to the Investment Adviser or the Fund upon request. Such records shall be deemed to be Fund records.

The Portfolio Manager shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships

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by following the sub-advisory client’s (i.e., the Fund’s) valuation policy and procedure. If Portfolio Manager fails to communicate a Fair Valuation Event within the timeline outlined in this section 2(f) of this Agreement, Portfolio Manager shall be responsible for any resulting loss incurred by the Fund as a result of a late reported (or non-reported) Fair Valuation Event.

5. Section 13, titled Liability, is replaced with the following:

(a) Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Fund and the Investment Adviser agree that the Portfolio Manager, any affiliated person of the Portfolio Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Portfolio Manager, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Portfolio Manager’s willful misfeasance, bad faith, or gross negligence in the performance of the Portfolio Manager’s duties, or by reason of reckless disregard of the Portfolio Manager’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Fund or Investment Adviser may have under federal or state securities laws.

(b) Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Portfolio Manager agrees that the Fund and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Fund’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Fund’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Portfolio Manager may have under federal or state securities laws.

6. Section 14, titled Indemnification, is replaced with the following:

(a) The Portfolio Manager agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Portfolio Manager’s responsibilities to the Fund which (i) are based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Portfolio Manager’s obligations and/or duties under this Agreement by the Portfolio Manager or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of the Portfolio Manager (other than a PL

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Indemnified Person), (ii) are based upon the Portfolio Manager’s (or its agent’s or delegate’s) breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, or (iii) are based upon any untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Fund or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Fund, or any affiliated person of the Fund by the Portfolio Manager or any affiliated person or agent or delegate of the Portfolio Manager (other than a PL Indemnified Person) or (iv) are based upon breach of its fiduciary duties to the Fund or violation of applicable law provided, however, that in no case is the Portfolio Manager’s indemnity in favor of the PL Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement. For the avoidance of doubt, the term “agent” shall not include any broker, dealer, underwriter or other transaction intermediary or counterparty.

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(b) The Investment Adviser agrees to indemnify and hold harmless the Portfolio Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Portfolio Manager and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Portfolio Manager (collectively, “Portfolio Manager Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Portfolio Manager Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as Investment Adviser of the Fund which (i) are based upon any willful misfeasance, bad faith or gross negligence, or reckless disregard of, the Investment Adviser’s obligations and/or duties under this Agreement by the Investment Adviser or by any of its directors, officers, or employees or any affiliate or agent or delegate acting on behalf of the Investment Adviser (other than a Portfolio Manager Indemnified Person), (ii) are based upon the Investment Adviser’s (or its agent’s or delegate’s) breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, (iii) are based upon any untrue statement of a material fact contained in a Registration Statement or prospectus covering the shares of the Fund or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Fund, or any affiliated person of the Fund by the Portfolio Manager or any affiliated person or agent or delegate of the Portfolio Manager (other than a PL Indemnified Person) or (iv) are based upon breach of its fiduciary duties to the Fund or violation of applicable law provided however, that in no case is the Investment Adviser’s indemnity in favor of the Portfolio Manager Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement. For the avoidance of doubt, the term “agent” shall not include any broker, dealer, underwriter or other transaction intermediary or counterparty.

7. In Section 19, titled Miscellaneous, the following is added to the end of subsection 19(a):

The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

8. The following is added as a new section as follows:

20. Confidentiality. In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, non-public Fund portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a

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party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except in connection with the obligations set forth in Section 2(e) hereof or as otherwise expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information (1) if required by law or requested by regulatory authorities having jurisdiction or (2) if made to its affiliates, attorneys, accountants or other professional service providers (subject to the above).

[Remainder of page left intentionally blank, with signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

NFJ INVESTMENT GROUP LLC

By:	/s/ Julian Seuyters	By:	/s/ David C. Owen
	Name: Julian Seuyters		Name: David C. Owen
	Title: Managing Director		Title: Chief Legal Officer

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary

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Exhibit A

PACIFIC SELECT FUND

FEE SCHEDULE

Effective: May 1, 2014

Portfolio:         Small-Cap Value Portfolio

The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services based on the following:

(a) The annual percentage of the average daily net assets of the Segment of the Small-Cap Value Portfolio according to the following schedule:

Rate%	Break Point (assets)

0.400%	On the first $500 million

0.350%	On the excess over $500 million

(b) Multiplied by the Segment of the Small-Cap Value Portfolio’s average daily net assets for the relevant calendar month.

If the Portfolio Manager provides services for less than a whole month, fees shall be prorated for any portion of a month in which the Agreement is in effect.

A-1